Rule 424(b)(5)
                                                          File No. 33-49669





          PRICING SUPPLEMENT NO. 10, DATED OCTOBER 24, 1996
          (To Prospectus dated June 25, 1993
          and Prospectus Supplement dated September 22, 1995)

          PENNSYLVANIA ELECTRIC COMPANY
          Secured Medium-Term Notes, Series D
          (A Series of First Mortgage Bonds)



          Trade Date:              October 23, 1996

          Principal Amount:        $20,000,000

          Original Issue Date:     October 28, 1996

          Maturity Date:           October 28, 2003

          Issue Price:             100%

          Interest Rate:           7.02%

          Additional Terms:        Redeemable,   at   par,  under   certain
                                   limited   circumstances,  as   described
                                   under  "Description  of Secured  Medium-
                                   Term Notes, Series  D -- Redemption  and
                                   Repurchase" in the Prospectus Supplement dated September 22, 1995.

          Agents' Discounts
           or Commissions:         .600%

          Net Proceeds to Company: 99.400%

          Additional Information:  Effective   October  27,   1995,  United
                                   States Trust Company  of New York ("U.S.
                                   Trust")   became   trustee   under   the
                                   Company's  Mortgage  and Deed  of Trust,
                                   dated   as  of   January  1,   1942,  as
                                   supplemented  and  amended,  and  Paying
                                   Agent for the Notes. All references to the Trustee, the Paying Agent or to Bankers Trust Company shall be deemed to refer to U.S. Trust, 114 West 47th
                                   Street, New York, NY  10036.





          Plan of Distribution:    $10,000,000 of the  principal amount  of
                                   the Notes has been sold to Merrill Lynch
                                   &  Co.,  as  principal,  for  resale  to
                                   purchasers upon the  terms described  in
                                   the Prospectus Supplement.   (See  "Plan
                                   of   Distribution   of  Notes"   in  the
                                   Prospectus Supplement.)